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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LOCAL MATTERS, INC.

        Perry Evans hereby certifies that:

        ONE:    The original name of this corporation was Aptas, Inc. and the date of filing the original Certificate of Incorporation of this corporation (as amended and/or restated from time to time, the "Certificate of Incorporation") with the Secretary of State of the State of Delaware (the "Secretary of State") was October 30th, 2003.

        TWO:    Pursuant to that certain Certificate of Amendment of the Certificate of Incorporation of Aptas, Inc., filed with the Secretary of State on May 17, 2005, the name of the corporation was changed from "Aptas, Inc." to "Local Matters, Inc."

        THREE:    He is the duly elected and acting President of Local Matters, Inc., a Delaware corporation.

        FOUR:    This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

        FIVE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

        The name of this corporation is Local Matters, Inc. (the "Company" or the "Corporation").

II.

        The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of this Company in the State of Delaware at such address is The Corporation Trust Company.

III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (or any successor thereto) (the "DGCL").

IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is one hundred thirty five million five hundred thousand (135,500,000) shares, one hundred million (100,000,000) shares of which shall be Common Stock (the "Common Stock") and thirty five million five hundred thousand (35,500,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent per share ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent per share ($0.001) per share.

        B.    Ten million (10,000,000) of the authorized shares of Preferred Stock are hereby designated "Series 1 Preferred Stock" (the "Series 1 Preferred"), eighteen million (18,000,000) of the authorized shares of Preferred Stock are hereby designated "Series 2 Preferred Stock" (the "Series 2 Preferred")

and seven million five hundred thousand (7,500,000) of the authorized shares of Preferred Stock are hereby designated "Series 3 Preferred Stock" (the "Series 3 Preferred" and, together with the Series 1 Preferred and the Series 2 Preferred, the "Series Preferred").

        C.    Subject to the other provisions of this Amended and Restated Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding, issuable upon the conversion of any convertible securities of the Corporation then outstanding and issuable upon the exercise of all outstanding options and warrants or the recapitalization of any shares of Series Preferred) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, in the manner specified in Section 3(a) of Article IV.D, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no separate vote of the holders of the Common Stock voting separately as a class shall be required therefor.

        D.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1.     RANK.

            (a)   The Series 3 Preferred shall, with respect to (x) the Series 3 Liquidation Payment in the event of a Liquidation Event rank senior to (1) all classes of common stock of the Corporation (including, without limitation, the Common Stock), (2) all other classes of preferred stock of the Corporation (including, without limitation, the Series 1 Preferred and the Series 2 Preferred) and (3) each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series 3 Preferred (the series of capital stock of the Company referred to in clauses (1), (2) and (3), together, the "Series 3 Junior Stock") and (y) dividends rank senior to (1) all classes of common stock of the Corporation (including, without limitation, the Common Stock) and (2) each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series 1 Preferred, the Series 2 Preferred and the Series 3 Preferred (the series of capital stock of the Company referred to in clauses (1) and (2), together, the "Series Preferred Junior Stock") and inferior to the Series 3 Preferred.

            (b)   The Series 1 Preferred and the Series 2 Preferred (together, the "Junior Preferred") shall, with respect to the (i) the Series 1 Liquidation Payment and Series 2 Liquidation Payment, respectively, in the event of a Liquidation Event and (ii) dividends, rank senior to (1) all classes of common stock of the Corporation (including, without limitation, the Common Stock) and (2) each other class or series of capital stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Junior Preferred (clauses (1) and (2) together, the "Series 1 & 2 Junior Stock").

          2.     DIVIDEND RIGHTS.

            (a)   Preferred Dividend Rate. Holders of shares of Series Preferred in preference to the holders of shares of Series Preferred Junior Stock but pari passu among the shares of Series 1 Preferred, Series 2 Preferred and Series 3 Preferred, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (the "Board"), but only out of funds that are legally available therefor, dividends at the rate of six percent (6%) of the Series 1 Original Issue Price, the Series 2 Original Issue Price and the Series 3 Original Issue Price (each as defined below) of the Series 1 Preferred, Series 2 Preferred and Series 3 Preferred, respectively, per annum on each outstanding share of Series 1 Preferred, Series 2 Preferred and Series 3 Preferred. Such dividends shall be payable only when, as and if declared by the Board, shall be non-cumulative and shall be payable in cash or in additional shares of capital stock of the Company. If dividends are paid in the form of additional shares of capital stock of the Company, the value of such securities will be deemed their fair market value as determined mutually by the Board and the holders of a majority of the shares of Series 3 Preferred in accordance with the provisions of Section 5(d).

            (b)   Common Stock Dividends. If the Corporation declares and pays any dividends on the Common Stock, then, in that event, holders of shares of Series Preferred shall be entitled to share in such dividends on a pro rata basis, (x) in the case of holders of shares of Series 1 Preferred and Series 2 Preferred, as if the conversion had occurred pursuant to Section 6 below, and (y) in the case of holders of Series 3 Preferred, as if the Recapitalization had occurred pursuant to Section 7 below in each case, immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

            (c)   Original Issue Prices.

              (i)    "Series 3 Original Issue Price" shall be Four Dollars ($4.00) (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the date that the first share of Series 3 Preferred is issued (the "Original Issue Date")).

              (ii)   "Series 2 Original Issue Price" shall be One Dollar ($1.00) (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date).

              (iii) "Series 1 Original Issue Price" shall be Three Dollars Twenty Seven and Five Tenths Cents ($3.275) (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date).

            (d)   The provisions of Section 2(b) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 8(b) hereof are applicable.

          3.     VOTING RIGHTS; ELECTION OF DIRECTORS.

            (a)   General Rights. Each holder of shares of Series 1 Preferred shall be entitled to one (1) vote per share; each holder of shares of Series 2 Preferred shall be entitled to three tenths (.3) of a vote per share; each holder of shares of Series 3 Preferred shall be entitled to one (1) vote per share. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together as a single class with the Common Stock (with each share of Common Stock having one (1) vote) at any annual or special meeting of the stockholders, and may act by written consent in the same manner as, and as a single class with, the Common Stock, shall have voting rights equal to the voting rights and powers of the Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. The number of votes per share of the Series 1 Preferred, Series 2 Preferred and Series 3 Preferred shall be equitably adjusted for stock splits, reverse stock splits, recapitalizations, stock dividends and the like affecting any voting capital stock of the Company such that the relative per share voting power of the Series 1 Preferred, Series 2 Preferred, Series 3 Preferred and Common Stock is not affected by any such events.

            (b)   Separate Vote of Series 3 Preferred. For so long as at least two million (2,000,000) shares of Series 3 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series 3 Preferred after the Original Issue Date remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the issued and outstanding Series 3 Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions

    (whether by merger, consolidation, recapitalization or otherwise) except as required to effect the Recapitalization:

              (i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of any Certificate of Designations) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series 3 Preferred so as to affect them adversely;

              (ii)   Any increase or decrease in the authorized number of, or the issuance of any, shares of Series 3 Preferred, provided, however, the Company may issue up to an aggregate of 1,200,000 shares of Series 3 Preferred at a per share price of not less than $4.00 at any time during the 45-day period following the Original Issue Date without the consent of the holders of Series 3 Preferred, and provided further, that the Company may issue up to 1,300,000 shares of Series 3 Preferred at a per share price of not less than $4.00 to the holders of the convertible promissory notes, in the aggregate face amount of $6,500,000, issued in connection with the MAG Acquisition (as defined below) (the "Convertible Notes") on or about the one-year anniversary of the Original Issue Date, upon the conversion of a portion of the Convertible Notes into shares of Series 3 Preferred, pursuant to the terms of the Convertible Notes;

              (iii) Any authorization or any designation of any new class or series of stock or any other securities convertible into equity securities of the Company ranking pari passu with or senior to the Series 3 Preferred in right of redemption, liquidation preference, or dividend rights or any increase in the authorized or designated number of any such new class or series;

              (iv)  Any dividend or distribution with respect to, or redemption, purchase or other acquisition for consideration of any shares of, any Series 3 Junior Stock, including, without limitation, the dividends provided for in Section 2(a) above, other than repurchases of up to $100,000 in capital stock of the Company pursuant to agreements entered into in the ordinary course with employees, consultants and directors in connection with the termination of the continuous service to the Company of such employee, consultant or director;

              (v)   Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 5 hereof);

              (vi)  Any increase or decrease in the authorized shares of common stock or preferred stock of the Company;

              (vii) The issuance or sale of any equity securities of a subsidiary of the Company, other than to the Company or another wholly-owned subsidiary of the Company;

              (viii) Any public offering of equity securities of the Company or any subsidiary of the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), other than an "Initial Offering" (as defined in Section 6(c) below);

              (ix)  Any transaction or series of related transactions between the Company or any subsidiary of the Company and any officer director or holder of in excess of 1% of the Company's outstanding capital stock involving in excess of $250,000, other than employment agreements with and option grants to officers and directors, which in all cases have been approved by the Board; provided, however, that effecting or validating any transaction or series of related transactions between the Company or any subsidiary of the Company and a holder of in excess of 5% of the Company's outstanding capital stock, or any affiliate thereof, involving in excess of $25,000, shall in any case require the vote or written consent of the holders of a majority of the issued and outstanding Series 3 Preferred, voting as a separate class; or

              (x)   Any incurrence or assumption after the Original Issue Date of Indebtedness, by acquisition or otherwise, in an amount in excess of an aggregate of $6,000,000.

              (xi)  For purposes of this Section 3(b), "Indebtedness" means, as to the Company, any of its subsidiaries and any entity acquired by the Company or any of its subsidiaries, (1) all obligations of such entity for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (2) all obligations of such entity to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (3) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such entity, whether periodically or upon the happening of a contingency, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (5) all obligations of such entity under leases which have been or should be, in accordance with United States generally accepted accounting principles, recorded as capital leases and (6) all indebtedness secured by any lien of any type or kind whatsoever (other than liens in favor of lessors under leases other than leases included in clause (5)) on any property or asset owned or held by that entity regardless of whether the indebtedness secured thereby shall have been assumed by that entity or is non-recourse to the credit of that entity; notwithstanding the foregoing, "Indebtedness" shall not include (x) the promissory notes issued in connection with the acquisition of the outstanding capital stock of MyAreaGuide.com, Inc., a Nevada Corporation, and Online Web Marketing, Inc., a Utah corporation, that shall occur on or about the Original Issue Date (the "MAG Acquisition") in the original principal amount of $16,500,000, or (y) indebtedness incurred prior to the Original Issue Date.

            (c)   Separate Vote of Series 2 Preferred. For so long as at least three million (3,000,000) shares of Series 2 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series 2 Preferred after the Original Issue Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the issued and outstanding Series 2 Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, consolidation, recapitalization or otherwise) except as required to effect the Recapitalization:

              (i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series 2 Preferred so as to affect them adversely;

              (ii)   Any increase or decrease in the authorized number of shares of Series 2 Preferred;

              (iii) Any public offering of equity securities of the Company or any subsidiary of the Company pursuant to an effective registration statement filed under the Securities Act, other than an "Initial Offering" (as defined in Section 6(c) below);

              (iv)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking pari passuwith or senior to the Series 2 Preferred in right of redemption, liquidation preference, or dividend rights or any increase in the authorized or designated number of any such new class or series;

              (v)   Any dividend or distribution with respect to, or redemption, purchase or other acquisition for consideration of any shares of, any Series 1 & 2 Junior Stock, other than repurchases of capital stock of the Company pursuant to agreements entered into with employees, consultants and directors in connection with the termination of the continuous service to the Company of such employee, consultant or director;

              (vi)  Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition; or

              (vii) Any increase or decrease in the authorized shares of common stock or preferred stock of the Company.

            (d)   Separate Vote of Series 1 Preferred. For so long as at least three million (3,000,000) shares of Series 1 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series 1 Preferred after the Original Issue Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the issued and outstanding Series 1 Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise) except as required to effect the Recapitalization:

              (i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series 1 Preferred so as to affect them adversely;

              (ii)   Any increase or decrease in the authorized number of shares of Series 1 Preferred;

              (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking pari passu with or senior to the Series 1 Preferred in right of redemption, liquidation preference, or dividend rights or any increase in the authorized or designated number of any such new class or series;

              (iv)  Any dividend or distribution with respect to, or redemption, purchase or other acquisition for consideration of, any shares of any Series 1 & 2 Junior Stock, other than repurchases of capital stock of the Company pursuant to agreements entered into with employees, consultants and directors in connection with the termination of the continuous service to the Company of such employee, consultant or director;

              (v)   Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition; or

              (vi)  Any increase or decrease in the authorized shares of common stock or preferred stock of the Company.

            (e)   Election of Board of Directors.

              (i)    The Board shall consist of eight (8) members (each such member, a "Director").

              (ii)   So long as at least two million (2,000,000) shares of Series 3 Preferred (as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date) remain outstanding, the holders of a majority of the issued and outstanding shares of Series 3 Preferred, voting as a separate class, shall be entitled to nominate and elect one (1) Director at any annual or special or other meeting of stockholders of the Corporation or by written consent.

              (iii) The holders of a majority of the issued and outstanding shares of the Common Stock and the Series Preferred, voting together as a single class in the manner specified in Section 3(a) of this Article IV.D, but excluding Spencer Trask Software & Information Services Group, LLC, Spencer Trask Investment Partners, LLC, Spencer Trask Media and Communications Group LLC, Spencer Trask Ventures, Inc., Spencer Trask Intellectual Capital Company LLC, Perry Evans, Software Seed Capital Partners, L.P. II, Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P., Sandler Capital Partners V Germany, L.P., and their respective affiliates (collectively, the "Excluded Parties") shall be entitled to nominate and elect one (1) Director (the "Independent Director") at any annual or special or other meeting of stockholders of the Corporation or by written consent. If the Independent Director ceases, for any reason, to serve as a Director during his term in office, the resulting vacancy on the Board shall be filled by the vote of the holders of the Common Stock and the Series Preferred, voting together as a single class (x) in the case of the Series 1 Preferred, on an as-if-converted basis and (ii) in the cases of the Series 2 Preferred and the Series 3 Preferred, as if the Recapitalization had occurred on such date, but in each case excluding the Excluded Parties.

              (iv)  Notwithstanding any provision hereof or of the Corporation's Bylaws to the contrary, Director(s) that are designated in accordance with Sections 3(e)(ii) and 3(e)(iii) hereof may only be removed (with or without cause) by a vote of holders of a the majority of issued and outstanding series or class so entitled to nominate and/or elect such Director(s), and not by the vote of the stockholders generally, the holders of any other series or class of stock of the Corporation, by a vote of the Directors then serving, or by any other means.

              (v)   The holders of Common Stock and Series Preferred, voting together as a single class in the manner specified in Section 3(a) of this Article IV.D shall be entitled to elect all remaining Directors at each meeting or pursuant to each written consent of the Company's stockholders for the election of Directors, and to remove from office such Directors and to fill any vacancy caused by the resignation, death or removal of such Directors.

          4.     LIQUIDATION RIGHTS.

            (a)   Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Asset Transfer or Acquisition (a "Liquidation Event"), before any distribution or payment shall be made to any holders of any shares of Series 3 Junior Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence ranking senior to or pari passu with the Series 3 Preferred, the holders of shares of Series 3 Preferred shall be paid for each share of Series 3 Preferred held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its stockholders, an amount equal to the sum of (i) the Liquidation Value (as defined below) of such share of Series 3 Preferred on the date of such Liquidation Event, plus (ii) all declared and unpaid dividends on such share of Series 3 Preferred (clauses (i) and (ii) together, the "Series 3 Liquidation Payment"). If, upon any such Liquidation Event (or, in the case of an Asset Transfer or Acquisition described in Section 5, the consummation of such Acquisition or Asset Transfer), the assets of the Company available for distribution to the holders of shares of Series 3 Preferred shall be insufficient to permit payment in full to such holders of shares of Series 3 Preferred of the Series 3 Liquidation Payment, then such assets or consideration, as the case may be, shall be distributed among and paid to such holders, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if such assets were sufficient to permit payment in full. "Liquidation Value" for each share of Series 3 Preferred shall mean an amount equal to the Series 3 Original Issue Price, increased at an annual rate of fifteen percent (15%), compounded annually on December 31 of each year, calculated on the basis of a 365-day year.

            (b)   After payment in full of the Series 3 Liquidation Payment as set forth in Section 3(a) above, upon a Liquidation Event or any Asset Transfer or Acquisition, and before any distribution or payment shall be made to any holders of any shares of Common Stock or Series 1 Preferred, subject to the right of any series of Preferred Stock that may from time to time come into existence ranking senior to or pari passu with the Series 2 Preferred, the holders of shares of Series 2 Preferred shall be paid for each share of Series 2 Preferred held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its stockholders, an amount equal to the sum of (i) the Series 2 Original Issue Price, plus (ii) all declared and unpaid dividends on such share of Series 2 Preferred (clauses (i) and (ii) together, the "Series 2 Liquidation Payment"). If, upon any such Liquidation Event (or, in the case of an Asset Transfer or Acquisition described in Section 5, the consummation of such Acquisition or Asset Transfer), the assets of the Company available for distribution to the holders of shares of Series 2 Preferred of the Series 2 Liquidation Payment, then such assets or consideration, as the case may be, shall be distributed among the holders of Series 2 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if such assets were sufficient to permit payment in full.

            (c)   After payment in full of the Series 3 Liquidation Payment and the Series 2 Liquidation Payment as set forth in Sections 3(a) and 3(b) above, upon a Liquidation Event or any Asset Transfer or Acquisition, and before any distribution or payment shall be made to the holders of any shares of Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence ranking senior to or pari passu with the Series 1 Preferred, the holders of shares of Series 1 Preferred shall be paid for each share of Series 1 Preferred held thereby, out of, but only to the extent of, the assets of the Company legally available for distribution to its stockholders, an amount equal to the sum of (i) the Series 1 Original Issue Price, plus (ii) all declared and unpaid dividends on such share of Series 1 Preferred (clauses (i) and (ii) together, the "Series 1 Liquidation Payment"). If, upon any such Liquidation Event (or, in the case of an Asset Transfer or Acquisition described in Section 5, the consummation of such Acquisition or Asset Transfer), the assets of the Company available for distribution to the holders of shares of Series 1 Preferred of the Series 1 Liquidation Payment, then such assets or consideration, as the case may be, shall be distributed among the holders of Series 1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if such assets were sufficient to permit payment in full.

            (d)   After payment in full of the Series 3 Liquidation Preference, the Series 2 Liquidation Preference and the Series 1 Liquidation Preference, in accordance with Sections 4(a), 4(b) and 4(c) above, the assets of the Company legally available for distribution to its stockholders in such Liquidation Event (or, in the case of an Asset Transfer or Acquisition described in Section 5, the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of (x) the Common Stock, (x) in the case of holders of shares of Series 1 Preferred, as if the conversion had occurred pursuant to Section 6(a)(i) below, (y) in the case of holders of shares of Series 2 Preferred, as if the conversion had occurred pursuant to Section 6(b)(i) below, and (z) in the case of holders of Series 3 Preferred, as if the Recapitalization had occurred pursuant to Section 7 below (with the number of shares of Common Stock to be received in connection with such Recapitalization calculated as set forth in Section 7(c) below), immediately prior to such Liquidation Event, Acquisition or Asset Sale, as the case may be; provided, however, that the amount received by each holder of shares of Series 3 Preferred in respect of each such share pursuant to this Section 4(d) shall be reduced by the amount of the Preference Accrual (as defined below) to the extent such Preference Accrual was paid to the holders of shares of Series 3 Preferred Stock as part of the Series 3 Liquidation Payment pursuant to Section 4(a). For purposes of this Section 4(d), the "Preference Accrual" for each share of Series 3 Preferred shall be equal to the excess, if any, of (x) Series 3 Liquidation Payment over (y) the sum of (i) the Series 3 Original Issue Price and (ii) any declared and unpaid dividends in respect of such share.

          5.     ASSET TRANSFER OR ACQUISITION RIGHTS.

            (a)   In the event that the Company is a party to an Acquisition or Asset Transfer, then each holder of shares of Series Preferred shall be paid, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 4 above.

            (b)   "Acquisition" shall mean, whether by means of a single transaction or a series of related transactions:

              (i)    any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization or recapitalization, other than (1) the Recapitalization, or (2) any consolidation, merger, reorganization or recapitalization (x) effected exclusively for the purpose of changing the domicile of the Company or (y) in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or recapitalization, continue to hold more than fifty percent (50%) of the voting power and more than fifty percent (50%) of the common stock on an as-if-converted, fully diluted basis, of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) in substantially the same proportions immediately after such consolidation, merger, reorganization or recapitalization;

              (ii)   any acquisition by the Company of substantially all of another entity's assets or capital stock of another entity in which the Company is the surviving entity, other than any acquisition in which the stockholders of the Company immediately prior to such acquisition continue to hold more than fifty percent (50%) of the voting power and more than fifty percent (50%) of the common stock on an as-if-converted, fully diluted basis, of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) in substantially the same proportions immediately after such acquisition; and

              (iii) any recapitalization or reorganization of the Company unless the stockholders of the Company immediately prior to such recapitalization or reorganization, continue to hold more than fifty percent (50%) of the voting power and more than fifty percent (50%) of the Common Stock on an as-if-converted, fully diluted basis immediately after such acquisition.

              (iv)  An "Acquisition" shall also include any transaction or series of transactions of the type described in clauses (i) through (iii) above consummated by any subsidiary of the Company, the effect on the Company of which would be substantially similar to the effect on the Company of the type of transactions described in clauses (i) through (iii) above on the Company.

            (c)   "Asset Transfer" shall mean, whether by means of a single transaction or a series of related transactions, a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

            (d)   In any Acquisition or Asset Transfer, or in connection with any other payment otherwise provided in this Certificate of Incorporation, if the amount deemed paid is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

              (i)    For securities not subject to investment letters or other similar restrictions on free marketability,

                (1)   if traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

                (2)   if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

                (3)   if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

              (ii)   The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board) from the market value as determined pursuant to clause (A) above so as to reflect the approximate fair market value thereof. In the event that the holders of a majority of the outstanding shares of Series 3 Preferred shall object to the valuation established by the Board pursuant to this Section 5(d) and provides to the Board a written assessment of the valuation, an appraiser chosen by the Board and reasonably acceptable to the holders of a majority of the shares of Series 3 Preferred shall be engaged to establish the appropriate valuation. The appraiser's valuation shall be binding upon the parties absent fraud or manifest error. The party whose proposed valuation varied by the greatest amount, in absolute dollars, from the valuation established by the appraiser, shall bear the costs and expense of the appraiser.

          6.     CONVERSION RIGHTS.

            (a)   Series 1 Preferred. The holders of the Series 1 Preferred shall have the following rights with respect to the conversion of such shares of Series 1 Preferred into shares of Common Stock:

              (i)    Optional Conversion. Unless previously converted into shares of Common Stock pursuant to Section 6(c) hereof, and subject to and in compliance with the provisions of this Section 6 and Section 8, any shares of Series 1 Preferred may, at the option of the holder, be converted at any time and from time to time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series 1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series 1 Preferred Conversion Rate" then in effect (determined as provided in Section 6(a)(ii)) by the number of shares of Series 1 Preferred being converted.

              (ii)   Series 1 Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series 1 Preferred (the "Series 1 Preferred Conversion Rate") shall be the quotient obtained by dividing the Series 1 Original Issue Price by the "Series 1 Preferred Conversion Price," calculated as provided in Section 6(a)(iii).

              (iii) Series 1 Preferred Conversion Price. The conversion price for the Series 1 Preferred shall initially be the Series 1 Original Issue Price (the "Series 1 Preferred Conversion Price"). Such initial Series 1 Preferred Conversion Price shall be adjusted from time to time in accordance with Section 8. All references to the Series 1 Preferred Conversion Price herein shall mean the Series 1 Preferred Conversion Price as so adjusted.

            (b)   Series 2 Preferred. The holders of the Series 2 Preferred shall have the following rights with respect to the conversion of such shares of Series 2 Preferred into shares of Common Stock:

              (i)    Optional Conversion. Unless previously converted into shares of Common Stock pursuant to Section 6(c) hereof, and subject to and in compliance with the provisions of this Section 6, at any time after March 31, 2006, any shares of Series 2 Preferred may be converted, at the option of the holder, at any time and from time to time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series 2 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series 2 Preferred Conversion Rate" then in effect (determined as provided in Section 6(b)(ii)) by the number of shares of Series 2 Preferred being converted.

              (ii)   Series 2 Preferred Conversion Rate. Except as set forth in Section 6(b)(iv) below, the conversion rate in effect at any time for conversion of the Series 2 Preferred (the "Series 2 Preferred Conversion Rate") shall be the quotient obtained by dividing the Series 2 Original Issue Price by the "Series 2 Preferred Conversion Price," calculated as provided in Section 6(b)(iii).

              (iii) Series 2 Preferred Conversion Price. The conversion price for the Series 2 Preferred shall initially be Three Dollars Twenty-Seven and Five Tenths Cents ($3.275) (the "Series 2 Preferred Conversion Price"). Such initial Series 2 Preferred Conversion Price shall be adjusted from time to time in accordance with Section 8. All references to the Series 2 Preferred Conversion Price herein shall mean the Series 2 Preferred Conversion Price as so adjusted.

              (iv)  Conversion Upon IPO. Notwithstanding the foregoing, in the event that the shares of Series 2 Preferred are automatically converted into shares of Common Stock pursuant to Section 6(c)(i) below upon the closing of an Initial Offering (but in no other case), the number of shares of Common Stock to which a holder of Series 2 Preferred shall be entitled upon conversion shall be the quotient obtained by dividing (x) the number of shares of Series 2 Preferred being converted multiplied by the Series 2 Original Issue Price (each as adjusted for any stock dividends, combinations, stock splits, recapitalizations and the like with respect to such shares after the Original Issue Date) by (y) the IPO Price (as defined below) multiplied by 50%. The "IPO Price" shall equal the price to the public of shares of the Company's Common Stock in an Initial Offering (as defined in Section 6(c) below).

            (c)   Automatic Conversion of Series 1 Preferred and Series 2 Preferred.

              (i)    Each share of Series 1 Preferred shall automatically convert into shares of Common Stock, based on the then-effective Series 1 Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the issued and outstanding shares of the Series 1 Preferred, voting separately as a class or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $25,000,000 (an "Initial Offering"). Upon such automatic conversion, any declared and unpaid dividends for the Series 1 Preferred shall be paid in accordance with the provisions of Section 4. Each share of Series 2 Preferred shall automatically convert into shares of Common Stock (A) at any time after March 31, 2006, based on the then-effective Series 2 Preferred Conversion Price, upon the affirmative election of the holders of a majority of the issued and outstanding shares of the Series 2 Preferred, voting separately as a class or (B) utilizing the conversion price for the Series 2 Preferred set forth in Section 6(b)(iv) above, immediately upon the closing of an Initial Offering. Upon such automatic conversion, any declared and unpaid dividends for the Series 2 Preferred shall be paid in accordance with the provisions of Section 4.

              (ii)   Upon the occurrence of any of the events specified in Section 6(c)(i) above, the outstanding shares of Series 1 Preferred and Series 2 Preferred shall convert automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series 1 Preferred or Series 2 Preferred, as applicable, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

            (d)   Mechanics of Conversion.

              (i)    Each holder of Series 1 Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent designated by the Company, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series 1 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value as determined in good faith by the Board), any declared and unpaid dividends on the shares of Series 1 Preferred being converted and (ii) in cash (at the Common Stock's fair market value as determined in good faith by the Board) the value of any fractional share of Common Stock otherwise issuable to any holder of Series 1 Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series 1 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

              (ii)   Each holder of Series 2 Preferred who desires to convert any or all shares of Series 2 Preferred into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent designated by the Company, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series 2 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value as determined in good faith by the Board) any declared and unpaid dividends on the shares of Series 2 Preferred being converted and (ii) in cash (at the Common Stock's fair market value as determined in good faith by the Board) the value of any fractional share of Common Stock otherwise issuable to any holder of Series 2 Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series 2 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          7.     RECAPITALIZATION.

            (a)   Exchange. On the date of and immediately prior to the Initial Offering, the Company shall effect a recapitalization transaction (the "Recapitalization") in which the Company shall exchange all outstanding shares of Series 3 Preferred for duly authorized, validly issued and nonassessable shares of Common Stock in accordance with the provisions of this Section 7. In the Recapitalization (but in no other case), the number of shares of Common Stock to which a holder of shares of Series 3 Preferred shall be entitled upon exchange shall be the quotient obtained by dividing (x) the number of shares of Series 3 Preferred being converted multiplied by the Series 3 Original Issue Price, by (y) the lesser of (1) the IPO Price multiplied by 50% and (2) the Series 3 Recapitalization Price. The "Series 3 Recapitalization Price" shall initially be $4.00 and shall thereafter be reduced to the amounts specified on Annex A on the dates specified on Annex A (each such an amount, a "Stepped-Down Price"). The Series 3 Recapitalization Price and the Stepped-Down Price shall be adjusted from time to time in accordance with Section 8. All references to the Series 3 Recapitalization Price and the Stepped-Down Price herein shall mean the Series 3 Recapitalization Price and the Stepped-Down Price as so adjusted.

            (b)   Mechanics of Exchange. Upon the occurrence of the Recapitalization, each holder of shares of Series 3 Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent designated by the Company, and shall give written notice to the Company at such office that such holder is exchanging the same. Such notice shall state the number of shares Series 3 Preferred being exchanged. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value as determined mutually by the Board and the holders of a majority of the shares of Series 3 Preferred in accordance with the provisions of Section 5(d)), any declared and unpaid dividends on the shares of Series 3 Preferred being converted and (ii) in cash (at the Common Stock's fair market value as determined mutually by the Board and the holders of a majority of the shares of Series 3 Preferred in accordance with the provisions of Section 5(d)) the value of any fractional share of Common Stock otherwise issuable to any holder of Series 3 Preferred. Such exchange shall be deemed to have been made at the close of business on the date of the Recapitalization whether or not the certificates representing the shares of Series Preferred to be exchanged have been surrendered, and the person entitled to receive the shares of Common Stock issuable upon such surrender shall be treated for all purposes as the record holder of such shares of Common Stock on such date whether or not the certificates representing the shares of Series Preferred to be exchanged have been surrendered.

            (c)   Calculations. Notwithstanding the foregoing, for purposes of calculating the number of shares of Common Stock into which the shares of Series 3 Preferred would be recapitalized in all circumstances (other than an actual Recapitalization effected in connection with the Initial Offering which is governed by Section 7(a) above) in which this Certificate of Incorporation assumes that the Recapitalization has occurred as of a date certain, the Recapitalization will be assumed to have occurred such that the product of the IPO Price multiplied by 50% is greater than the then effective Series 3 Recapitalization Price and, as such, the then-effective Series 3 Recapitalization Price shall be utilized. For the avoidance of doubt, this clause (c) shall apply in connection with the calculation of the amount to be received by the holders of Series 3 Preferred pursuant to Section 4(d) and in each other case set forth in this Certificate of Incorporation in which the shares of Series 3 Preferred are deemed to have been exchanged for shares of Common Stock (including Section 5(b)), but not to the Recapitalization described in Section 7(a).

          8.     ANTI-DILUTION PROTECTION.

            (a)   Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date, the Company effects a subdivision of the outstanding shares of Common Stock or any outstanding shares of any one or more series of Series Preferred without a corresponding and proportional subdivision any one or more series of Preferred Stock (in the case of a combination of the outstanding Common Stock), or the other series of Series Preferred (in the case of a subdivision of one or more series of Series Preferred), each of the Adjustable Prices (as defined below) (in the case of a combination of the outstanding Common Stock), or the Adjustable Prices of the other series of Series Preferred (in the case of a subdivision of one or more series of Series Preferred), as the case may be, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock or any one or more outstanding shares of any series of Series Preferred into a smaller number of shares without a corresponding and proportional combination any one or more series of Preferred Stock (in the case of a combination of the outstanding Common Stock), or the other series of Series Preferred (in the case of a subdivision of one or more series of Series Preferred), as the case may be, each of the Adjustable Prices (in the case of a combination of the outstanding Common Stock), or each of the other Adjustable Prices (in the case of a subdivision of one or more series of Series Preferred), as the case may be, in effect immediately before the combination shall be proportionately increased. "Adjustable Price" means each of (i) as to the Series 1 Preferred, the Series 1 Preferred Conversion Price as in effect at the time of calculation, (ii) as to the Series 2 Preferred, the Series 2 Preferred Conversion Price as in effect at the time of calculation, and (iii) as to the Series 3 Preferred, the Series 3 Recapitalization Price as in effect at the time of calculation. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (b)   Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of shares of Common Stock a dividend or other distribution payable in Capital Stock (as defined below) without a corresponding and proportional dividend or other distribution to holders of shares of Preferred Stock, each Adjustable Price then in effect shall be decreased as of the time of such issuance, as provided below:

              (i)    Each Adjustable Price to be adjusted pursuant to this Section 8(b) shall be adjusted by multiplying each such Adjustable Price then in effect by a fraction:

                (A)  the numerator of which shall equal the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                (B)  the denominator of which shall equal the sum of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, plus the number of shares of Common Stock issuable in payment of such dividend or distribution, plus the number of shares of Common Stock into which, or for which, such other Capital Stock issuable in payment of such dividend or distribution is convertible or exchangeable.

              (ii)   If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Adjustable Price shall be fixed as of the close of business on such record date and the number of shares of

      Common Stock issued and outstanding immediately prior to such issuances shall be calculated immediately prior to the close of business on such record date; and

              (iii)  If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Adjustable Price that was adjusted in respect of such dividend or distribution shall be recomputed accordingly as of the close of business on such record date and thereafter each Adjustable Price then in effect shall be adjusted pursuant to this Section 8(b) to reflect the actual payment of such dividend or distribution.

              (iv)  "Capital Stock" means, with respect to the Company, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, the Company's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

            (c)   Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series 1 Preferred or the Series 2 Preferred or the exchange of Series 3 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than the Recapitalization, an Acquisition or Asset Transfer as defined in Section 5 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 8), in any such event (i) each holder of shares of Series 1 Preferred and Series 2 Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series 1 Preferred or Series 2 Preferred, respectively, could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof and (ii) upon the occurrence of the Recapitalization, each holder of Series 3 Preferred shall exchange all such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series 3 Preferred could have been exchanged immediately prior to such recapitalization, reclassification, merger, consolidation or change had the Recapitalization occurred at such time, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 8 (including adjustment of one or all Adjustable Prices then in effect and the number of shares issuable upon conversion of the Series 1 Preferred and Series 2 Preferred and upon the exchange of the Series 3 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

            (d)   Sale of Shares Below Adjustable Prices.

              (i)    If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 8(d) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Sections 8(a), 8(b) or 8(c) above, for an Effective Price (as defined below) less than one or more then-effective Adjustable Prices (each, a "Qualifying Dilutive

      Issuance") (provided that, for the avoidance of doubt, none of (x) the adjustments to the Series 3 Recapitalization Price or the Stepped-Down Series 3 Price contemplated by Section 7(a), nor (y) the issuance of up to 5,000,000 shares of Series 3 Preferred pursuant to the Stock Purchase Agreement, dated as of the Original Issue Date, by and among the Company and the purchasers named therein, nor (z) to the sale of up to an additional 1,250,000 shares of Series 3 Preferred at a per-share price of not less than $4.00 that occurs within 45 days following the Original Issuance Date, shall be deemed to give rise to or constitute a Qualifying Dilutive Issuance in and of themselves), then and in each such case, each then-existing Adjustable Price which is greater than the Effective Price (for purposes of this Section 8(d), the "Diluted Prices") shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying each such Diluted Price in effect immediately prior to such issuance or sale by a fraction:

                (A)  the numerator of which shall equal the sum of (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing applicable Diluted Price; and

                (B)  the denominator of which shall equal the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus the total number of Additional Shares of Common Stock so issued.

        For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall equal the sum of (A) the number of shares of Common Stock outstanding, plus (B) the number of shares of Common Stock into which the then-outstanding shares of Series 1 Preferred and Series 2 Preferred could be converted if fully converted on the day immediately preceding the given date, plus (C) the number of shares of Common Stock that would be exchanged for the then-outstanding shares of Series 3 Preferred if the Recapitalization were to occur on the day immediately preceding the given date, plus (D) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

            (ii)   No adjustment shall be made to the Diluted Prices in an amount less than one cent ($0.01) per share. Any adjustment required by this Section 8(d) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 8(d) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Diluted Price.

            (iii) For the purpose of making any adjustment required under this Section 8(d), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be deemed to be at the fair value of that property before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company (as determined mutually by the Board and the holders of a majority of the shares of Series 3 Preferred in accordance with the provisions of Section 5(d)) and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be deemed to be the portion of the consideration so received allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options that may be determined mutually by the Board and the holders of a majority of the shares of Series 3 Preferred in accordance with the provisions of Section 5(d).

              (iv)  For the purpose of the adjustment required under this Section 8(d), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Diluted Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

                (A)  in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

                (B)  in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

                (C)  If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

                (D)  No further adjustment of any Diluted Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities; provided that the number of Additional Shares of Common Stock actually issued upon such exercise or conversion does not exceed the number of Additional Shares of Common Stock used in calculating the adjustment made to such Diluted Price upon the original issuance of such rights, options or Convertible Securities. If any such rights or options or the conversion privileges represented by any such Convertible Securities shall expire without having been exercised, each Diluted Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Diluted Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of shares of Series 1 Preferred.

              (v)   For the purpose of making any adjustment to the Adjustable Prices required under this Section 8(d), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 8(d) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

                (A)  shares of Common Stock issued upon conversion of the Series Preferred;

                (B)  shares of Common Stock issued or deemed issued in the Recapitalization or in connection with any adjustment to any Adjustable Prices contemplated by this Certificate of Incorporation;

                (C)  shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

                (D)  shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

                (E)  up to 250,000 shares of Common Stock or Convertible Securities that if converted at the time of their issuance in accordance with the terms thereof (after disregarding any timing provision and assuming a reasonable conversion price if the conversion price would be uncertain as such time) would convert into 250,000 shares of Common Stock issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, whether by means of a single transaction or in a series of related transactions;

                (F)   up to 250,000 shares of Common Stock or Convertible Securities that if converted at the time of their issuance in accordance with the terms thereof (after disregarding any timing provision and assuming a reasonable conversion price if the conversion price would be uncertain as such time) would convert into 250,000 shares of Common Stock issued in connection with strategic transactions as approved by the Board involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements, whether by means of a single transaction or in a series of related transactions; and

                (G)  shares of Common Stock issued pursuant to the Initial Offering.

        References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 8(d). The

"Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 8(d), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 8(d), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

              (vi)  In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (a "First Dilutive Issuance"), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as such First Dilutive Issuance (a "Subsequent Dilutive Issuance"), then and in each such case upon a Subsequent Dilutive Issuance the applicable Diluted Prices shall be reduced to the applicable Diluted Prices that would have been in effect had such First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of such First Dilutive Issuance.

            (e)   Certificate of Adjustment. Upon each instance of (i) any adjustment or readjustment of the Series 1 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of shares of Series 1 Preferred, if the Series 1 Preferred is then convertible pursuant to Section 6 or (ii) any adjustment or readjustment of the Series 2 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of shares of Series 2 Preferred, if the Series 2 Preferred is then convertible pursuant to Section 6, or (iii) any adjustment or readjustment of the Series 3 Recapitalization Price for the number of shares of Common Stock or other securities issuable upon exchange of shares of Series 3 Preferred in the Recapitalization, if the any shares of Series 3 Preferred are then outstanding, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment signed by the Chief Executive Officer and the Chief Financial Officer of the Corporation, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series 1 Preferred, Series 2 Preferred and Series 3 Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Adjustable Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series 1 Preferred or Series 2 Preferred or the exchange of the Series 3 Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

            (f)    Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 5) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 5), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of all of the outstanding shares of Series 3 Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (g)   Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series 1 Preferred or Series 2 Preferred or the exchange of the Series 3 Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series 1 Preferred or Series 2 Preferred or exchange of more than one share of Series 3 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion or exchange, as the case may be, would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion or exchange, as the case may be, would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined in good faith by the Board) on the date of conversion or exchange, as the case may be.

            (h)   Reservation of Stock Issuable Upon Conversion and Recapitalization. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series 1 Preferred and Series 2 Preferred and upon the exchange of the Series 3 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 1 Preferred and Series 2 Preferred and the exchange of all outstanding shares of the Series 3 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Series 1 Preferred and Series 2 Preferred and the exchange of all then-outstanding shares of Series 3 Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            (i)    Notices. Any notice required by the provisions of Sections 6, 7 or 8 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

            (j)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series 1 Preferred or Series 2 Preferred or the exchange of shares of Series 3 Preferred in the Recapitalization, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted or exchanged were registered.

          9.     NO REISSUANCE OF SERIES PREFERRED.

        No shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued.

V.

        A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

        B.    Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its Directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.

        B.    The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of Directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

        C.    The Directors of the Company need not be elected by written ballot unless the Bylaws of the Corporation so provide.

* * * *

        SIX:    This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

        SEVEN:    This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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        IN WITNESS WHEREOF, Local Matters, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President this 13th day of October, 2005.

LOCAL MATTERS, INC.
By:	/s/ PERRY EVANS Perry Evans, President

Annex A

RECAPITALIZATION PRICES

Step Down Date	Step Down Price
March 30, 2006	$3.28
June 30, 2006	$3.28
September 30, 2006	$2.85
December 31, 2006	$2.74
March 30, 2007	$2.65
June 30, 2007	$2.56
September 30, 2007	$2.47
December 31, 2007	$2.38
March 30, 2008	$2.30
June 30, 2008	$2.22
September 30, 2008	$2.14
December 31, 2008	$2.06
March 30, 2009	$1.99
June 30, 2009	$1.92
September 30, 2009	$1.85
December 31, 2009	$1.78
March 30, 2010	$1.72
June 30, 2010	$1.66
September 30, 2010	$1.60
December 31, 2010	$1.54
March 30, 2011	$1.49
June 30, 2011	$1.44
September 30, 2011	$1.39
December 31, 2011	$1.34
March 30, 2012	$1.30
June 30, 2012	$1.26
September 30, 2012	$1.22
December 31, 2012	$1.18
March 30, 2013	$1.14
June 30, 2013	$1.10
September 30, 2013	$1.06
December 31, 2013	$1.02
March 30, 2014	$0.99
June 30, 2014	$0.96
September 30, 2014	$0.93
December 31, 2014	$0.90
March 30, 2015	$0.87
June 30, 2015	$0.84
September 30, 2015	$0.81
December 31, 2015	$0.78
March 30, 2016	$0.75
June 30, 2016	$0.72
September 30, 2016	$0.69
December 31, 2016	$0.66
March 30, 2017	$0.64

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June 30, 2017	$0.62
September 30, 2017	$0.60
December 31, 2017	$0.58
March 30, 2018	$0.56
June 30, 2018	$0.54
September 30, 2018	$0.52
December 31, 2018	$0.50
March 30, 2019	$0.48
June 30, 2019	$0.46
September 30, 2019	$0.44
December 31, 2019	$0.42
March 30, 2020	$0.41
June 30, 2020	$0.40
September 30, 2020	$0.39
December 31, 2020	$0.38
March 30, 2021	$0.37
June 30, 2021	$0.36
September 30, 2021	$0.35
December 31, 2021	$0.34
March 30, 2022	$0.33
June 30, 2022	$0.32
September 30, 2022	$0.31
December 31, 2022	$0.30
March 30, 2023	$0.29
June 30, 2023	$0.28
September 30, 2023	$0.27
December 31, 2023	$0.26

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LOCAL MATTERS, INC.